Exhibit 99.1

STONEMOR INC. ANNOUNCES RECEIPT OF “GOING PRIVATE” PROPOSAL,

FORMATION OF SPECIAL COMMITTEE AND UPDATE ON EQUITY FINANCINGS

TREVOSE, PA – May 27, 2020 – StoneMor Inc. (NYSE: STON) (“StoneMor” or the “Company”), a leading owner and operator of cemeteries and funeral homes, announced today that its board of directors (the “Board”) has received an unsolicited proposal letter (the “Proposal”), dated May 24, 2020, from Axar Capital Management, LP (“Axar”) proposing to acquire all of the outstanding shares of common stock of the Company not owned by Axar or its affiliates in a “going-private” transaction for $0.67 per share in cash, subject to certain conditions. According to the Proposal, the $0.67 per share price represents a premium of approximately 17% to 50-day moving average share price as of the market close on May 22, 2020.

Axar currently owns approximately 52% of the Company’s outstanding common stock. Axar has engaged Schulte Roth & Zabel LLP as its legal advisor for the proposed transaction. According to the Proposal, the proposed transaction would not be contingent on any financing and would be funded with equity from Axar and its affiliates. The Proposal states that the proposed transaction would be conditioned upon, among other things, the negotiation and execution of mutually satisfactory definitive agreements, which Axar proposed would contain terms customary for a transaction of this type, including a closing condition that the approval of holders of a majority of the outstanding Shares not owned by Axar or its affiliates be obtained. A copy of the Proposal is attached hereto as Annex A.

On May 26, 2020, the Board formed a special committee (the “Special Committee”) consisting of independent directors to consider and evaluate the potential “going-private” transaction contemplated by the Proposal. The Special Committee intends to retain independent legal and financial advisors to assist in its review and evaluation of the proposed transaction and has been authorized by the Board to reject the proposed transaction or to recommend that the Board approve the terms of the proposed transaction.

The Board cautions the Company’s stockholders and others considering trading in the Company’s securities that the Board has just received the Proposal and that neither the Board nor the Special Committee has had an opportunity to carefully review and evaluate the Proposal or make any decision with respect to the Company’s response to the Proposal. There can be no assurance that any agreement with respect to the proposed transaction will be executed or that this or any other transaction will be approved or consummated. The Company does not undertake any obligation to provide any updates with respect to this or any other transaction, except as required under applicable law.

The Company also announced that it entered into a Common Stock Purchase Agreement on May 27, 2020 (the “Purchase Agreement”) with affiliates of Axar pursuant to which those affiliates agreed to purchase 23,287,672 shares of the Company’s common stock at a price of $0.73 per share, an aggregate of $17.0 million. As previously reported, on April 1, 2020, the Company and Axar had entered into a letter agreement (the “Axar Commitment”) pursuant to which (a) Axar agreed to purchase 176 shares of the Company’s Series A Preferred Stock (the “Preferred Shares”) for an aggregate purchase price of $8.8 million, (b) the Company agreed to conduct a rights offering pursuant which it would distribute purchase rights to its stockholders which would represent the right to purchase shares of common stock at a price equal to $0.73 per share and with aggregate gross proceeds of not less than $17.0 million,

(c) Axar agreed to exercise its pro rata share of such rights in full (the “Basic Rights”) and to tender the Preferred Shares in payment of the subscription price therefor and (d) Axar further agreed to purchase for cash such additional shares of common stock offered in the Rights Offering for which stockholders other than Axar did not exercise their subscription rights, including any oversubscription rights, provided that Axar would not be obligated to purchase more than 23,287,672 shares of common stock. Because the Company’s common stock has been trading at a price less than the $0.73 subscription price, the Board determined and Axar agreed in the Purchase Agreement to amend the Axar Commitment to provide for a direct purchase of the 23,287,672 shares of common stock and avoid the expense of proceeding with the Rights Offering while obtaining the same per share and aggregate purchase price contemplated by the Axar Commitment. The $17.0 million purchase price will be paid by delivering the Preferred Shares purchased on April 3, 2020 and paying an additional cash purchase price of $8.2 million. The Company expects the transactions contemplated by the Purchase Agreement to close in June 2020.

About StoneMor Inc.

StoneMor Inc., headquartered in Trevose, Pennsylvania, is an owner and operator of cemeteries and funeral homes in the United States, with 319 cemeteries and 88 funeral homes in 27 states and Puerto Rico.

StoneMor’s cemetery products and services, which are sold on both a pre-need (before death) and at-need (at death) basis, include: burial lots, lawn and mausoleum crypts, burial vaults, caskets, memorials, and all services which provide for the installation of this merchandise. For additional information about StoneMor Inc. please visit StoneMor’s website, and the investors section, at http://www.stonemor.com.

Cautionary Note Regarding Forward-Looking Statements

Certain statements contained in this press release, including, but not limited to, information regarding actions of the Special Committee, the terms of any definitive agreements with respect to the Proposal and the anticipated timing of closing under the Purchase Agreement, are forward-looking statements. Generally, the words “believe,” “may,” “will,” “would,” “estimate,” “continue,” “anticipate,” “intend,” “project,” “expect,” “predict” and similar expressions identify these forward-looking statements. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Forward-looking statements are based on management’s current expectations and estimates. These statements are neither promises nor guarantees and are made subject to certain risks and uncertainties that could cause actual results to differ materially from the results stated or implied in this press release. Such risks and uncertainties include the risk that an agreement with respect to the proposed transaction will not be executed and that the transactions contemplated by any such agreement that may be executed or by the Purchase Agreement will not be consummated. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements set forth in StoneMor’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and the other reports that StoneMor files with the Securities and Exchange Commission, from time to time. Except as required under applicable law, StoneMor assumes no obligation to update or revise any forward-looking statements made herein or any other forward-looking statements made by it, whether as a result of new information, future events or otherwise.

CONTACT:	Investor Relations
StoneMor Inc.
(215) 826-4438

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Annex A

May 24, 2020

Board of Directors

StoneMor Inc.

3600 Horizon Boulevard

Trevose, Pennsylvania 19053

Ladies and Gentlemen:

Axar Capital Management, LP (“Axar” or “we”) is pleased to propose a transaction whereby we would acquire all of the outstanding shares of common stock (“Common Stock”) of StoneMor Inc. (the “Company”) not owned by Axar or its affiliates for an amount equal to $0.67 in cash per share (the “Proposed Transaction”). The proposed cash consideration represents an approximately 17% premium to the Common Stock’s 50-day moving average share price as of the market close on Friday, May 22, 2020. In our view, the Proposed Transaction represents a fair price to the Company’s stockholders.

The Proposed Transaction would allow the Company’s stockholders to immediately realize value, in cash, for their investment and provides the Company’s stockholders certainty of value for their shares of Common Stock, particularly in light of the Company’s ongoing equity capital requirements. These requirements include additional funding until the Company’s turnaround strategy is complete, as the cemetery business faces heightened challenges as a result of the pandemic. The Company may also need to raise further equity in the future to satisfy its bondholders and / or other credit providers, with those equity raises likely to result in significant dilution to the public stockholders.

In the last two years, Axar has been the only investor willing to provide any significant amount of equity capital to the Company. In the fall of 2019, we backstopped a rights offering of common units by StoneMor Partners LP. Of the $40 million of rights offered to the public, less than $4 million of the rights were exercised by the public stockholders. More recently, this spring, in order to obtain an indenture amendment to give the Company some breathing room under its covenants, we agreed to support the Company in raising $17.0 million of cash equity through the purchase $8.8 million of preferred stock of the Company (exchangeable for common stock at $0.73 per common share) and the backstop of a rights offering at $0.73 per share for $8.2 million of common stock. There is little evident interest by public stockholders in the rights offering, as the market price of the Common Stock has traded substantially below the rights offering price since the day of the rights offering announcement. Reducing the rights offering price to at or below the current market price to induce the public to support the company would result in significant additional dilution of the public stockholders.

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The Proposed Transaction would be conditioned upon, among other things, the approval of the Board of Directors of the Company (the “Board”) and the negotiation and execution of mutually satisfactory transaction agreements.

As you are aware, Axar owns approximately 52% of the outstanding Common Stock. In considering the Proposed Transaction, please note that we have no current interest in selling the Common Stock we own nor would we currently expect, in our capacity as an owner of Common Stock, to vote in favor of any alternative sale, merger or similar transaction involving the Company other than the Proposed Transaction.

It is our expectation that the Board will appoint a special committee of independent directors (a “Special Committee”) to consider our proposal and make a recommendation to the full Board. We will not move forward with the Proposed Transaction unless it is approved by the Special Committee. We expect the Proposed Transaction’s definitive agreements would contain terms customary for a transaction of this type, including a customary closing condition that the approval of holders of a majority of the outstanding Common Stock not owned by Axar or its affiliates be obtained. The Proposed Transaction will not be contingent on any financing and will be funded with equity from Axar and its affiliates. As you aware, Axar and its affiliates are a Permitted Holder under the Company’s bond indenture and this transaction would not trigger a Change of Control under such documents.

Axar has not had any substantive discussions or negotiations with members of the Company’s management regarding their ability to “roll” their shares or stock options, or regarding any changes to existing employment agreements, equity incentive plans or benefit arrangements, in connection with the Proposed Transaction. However, at the appropriate time, we may explore, and discuss with management, any or all such topics. Axar strongly supports the existing executive management team and is hopeful this leadership team will remain in place following the closing of the Proposed Transaction.

As legally required, we will promptly file an amendment to our Schedule 13D, including a copy of this letter, and as such, we suggest the Company issue a press release regarding our proposal. We expect to make our Schedule 13D filing after the closing of the New York Stock Exchange on May 27, 2020.

In connection with this proposal, we have engaged Schulte Roth & Zabel LLP as our legal advisor, and we encourage the Special Committee to retain its own legal and financial advisors to assist it in its review of the Proposed Transaction. We and our advisors look forward to working with the Special Committee and its advisors to complete a mutually acceptable transaction, and are available at your convenience to discuss any aspects of our proposal or the Proposed Transaction.

Axar Capital Management LP | 1330 Avenue of the Americas, 30th Floor | New York NY 10019 |

+1 (212) 356-6130 | InvestorRelations@axarcapital.com

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Should you have any questions, please do not hesitate to contact us or our advisors.

Very truly yours,

AXAR CAPITAL MANAGEMENT, LP

By:	Axar GP, LLC, its General Partner

By:	/s/ Andrew M. Axelrod
Name:	Andrew Axelrod
Title:	Sole Member

Axar Capital Management LP | 1330 Avenue of the Americas, 30th Floor | New York NY 10019 |

+1 (212) 356-6130 | InvestorRelations@axarcapital.com